EXHIBIT 2.1
                          AMENDMENT NO. 3
                              TO THE
                       AMENDED AND RESTATED
                   AGREEMENT AND PLAN OF MERGER

           AMENDMENT NO. 3, dated as of September 30, 1996 ("Amendment No. 3"), to the Amended and Restated Agreement and Plan of Merger, dated as of April 15, 1996 (the "Agreement" and, as amended by Amendment No. 1 dated as of May 6, 1996, Amendment No. 2 dated as of July 30, 1996 and Amendment No. 3, the "Amended Agreement"), by and among SFX BROADCASTING, INC., a Delaware corporation ("SFX"), SFX MERGER COMPANY, a Delaware corporation and a direct wholly-owned subsidiary of SFX ("Acquisition Sub"), and MULTI-MARKET RADIO, INC., a Delaware corporation ("MMR").

                        W I T N E S S E T H:

           WHEREAS, Acquisition Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), intends to merge with and into MMR (the "Merger");

           WHEREAS, the Board of Directors and Independent Committees of MMR
(a) has determined that it is in the best interests of MMR and its stockholders to amend the Agreement and has approved and adopted this Amendment No. 3 and (b) has recommended the approval and adoption of the Amended Agreement and the approval of the Merger by, and the Board of Directors of MMR has directed that the Amended Agreement and the Merger be submitted to a vote of, the stockholders of MMR;

           WHEREAS, the Board of Directors and Independent Committees of SFX
(a) has determined that it is in the best interests of SFX and its stockholders to amend the Agreement and has approved and adopted this Amendment No. 3 and (b) has recommended the approval and adoption of the Amended Agreement and the approval of the Merger by, and the Board of Directors of SFX has directed that the Amended Agreement and the Merger be submitted to a vote of, the stockholders of SFX;

           WHEREAS, the Board of Directors of Acquisition Sub has determined that it is in the best interests of Acquisition Sub and its stockholder, to amend the Agreement and has approved and adopted this Amendment No. 3 and the Amended Agreement; and

           NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SFX, Acquisition Sub and MMR hereby agree as follows:

                      ARTICLE I -- AMENDMENTS

           SECTION 1.01. Section 2.01(b) of the Agreement is hereby amended to read, in its entirety, as follows:

           "(b) For purposes of this Agreement, subject to adjustments required by Section 6.16, "Exchange Ratio" shall mean the number of shares of SFX Class A Common Stock or SFX Class B Common Stock, as the case may be, equal to the quotient obtained by dividing $12.50 by the average of the Reported Price (as defined hereafter) for the twenty (20) consecutive trading days ending on the fifth trading day prior to the Effective Time (such average Reported Price being the "SFX Class A Common Stock Price") (the fifth trading day prior to the Effective Time being referred to as the "Determination Date"), on the primary exchange on which the SFX Class A Common Stock is traded, including the Nasdaq National Market; provided, however, that (1) in the event that the SFX Class A Common Stock Price exceeds $44.00, then the Exchange Ratio shall be the quotient obtained by dividing (i) the sum of (A) $12.50, plus (B) the product of (I) thirty percent (30%), multiplied by (II) the difference between the SFX Class A Common Stock Price and $44.00 by (ii) the SFX Class A Common Stock Price; or (2) in the event that the SFX Class A Common Stock Price is less than



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      $32.00 then the Exchange Ratio shall be .3750. All arithmetic calculations pursuant to this paragraph shall be made through the fourth decimal place (i.e., to the closest ten-thousandth). For purposes of this Agreement, "Reported Price" shall mean, with respect to each trading day, the average of the last reported bid and asked prices of the SFX Class A Common Stock on such trading day."

           SECTION 1.02. Section 6.17(b) of the Agreement is hereby amended to read, in its entirety, as follows:

               "(b) In the ev0ent that this Agreement is terminated pursuant to
     Section 8.01(a), (b), (c)(ii), (c)(iii), (f), (g), (h), (j), (l), (m) or
     (n), MMR will have the right but not the obligation to acquire, subject to FCC approval, radio stations WHCN(FM), Hartford, Connecticut;
     WMRQ(FM), Waterbury, Connecticut; WPOP-AM, Hartford, Connecticut; WSNE(FM), Taunton, Massachusetts; WHJY(FM), Providence, Rhode Island; WHJJ-AM, Providence, Rhode Island; WGNA(FM), Albany, New York; WPYX(FM), Albany, New York; WTRY-AM, Troy, New York; WGNA-AM, Albany, New York; WYSR(FM), Rotterdam, New York and WMXB(FM), Richmond, Virginia (collectively, the "Liberty Stations") for $100 million in cash payable in full at the closing. To exercise its right to purchase the Liberty Stations, MMR shall give written notice of such exercise to SFX within forty-five (45) days following the termination of this Agreement. Such notice shall be accompanied by a $1.0 million cash deposit to secure its obligation to purchase the Liberty Stations. MMR shall further deposit $2.0 million cash within twenty (20) business days thereafter. In the event that MMR exercises its right to acquire the Liberty Stations, the parties shall use their best efforts to cause such acquisition to be consummated as soon as practicable and in any event within nine months following the termination of this Agreement. In the event that this Agreement is terminated pursuant to Section 8.01(a), (b), (f), (h), (j) or (l), SFX shall have the right to structure an exchange of stations
     (the "Exchange") for the Liberty Stations, intended to qualify as a like-kind exchange under Section 1031 of the Code and MMR and SFX shall use their best efforts to consummate the Exchange as soon as practicable and in any event within nine months following the termination of this Agreement. Notwithstanding the foregoing, the parties acknowledge that, in the event MMR acquires radio station WYSR(FM) under this Section 6.17, such acquisition will be of an interest in a joint sales agreement with respect to WYSR(FM) rather than that station itself, so long as SFX's interest in such station is limited to a joint sales agreement."


     ARTICLE II -- GENERAL PROVISIONS

     SECTION 2.01 EFFECTIVENESS. This Amendment No. 3 shall be effective upon the execution and delivery by the parties thereto of that certain Memorandum of Understanding with respect to the settlement of the legal action brought by Paul Pops, plaintiff, against Multi-Market Radio, Inc., SFX Broadcasting, Inc. et. al., defendants, substantially in the form submitted to and approved by the board of directors of SFX and MMR.

     SECTION 2.02. CERTAIN DEFINITIONS. Capitalized terms used in this Amendment No. 3 but not defined herein shall have the meanings set forth in the Agreement.

     SECTION 2.03. SEVERABILITY. If any term or other provision of this Amendment No. 3 is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Amendment No. 3 and the Amended Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify the Amended Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

     SECTION 2.04. GOVERNING LAW. EXCEPT TO THE EXTENT THAT DELAWARE LAW IS MANDATORILY APPLICABLE TO THE MERGER AND THE RIGHTS OF THE STOCKHOLDERS OF MMR AND ACQUISITION SUB, THIS AMENDMENT NO. 3 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE RULES OF CONFLICTS OF LAW THEREOF. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO

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THIS AMENDMENT NO. 3 SHALL BE HEARD AND DETERMINED IN ANY COURT SITTING IN THE
CITY OF NEW YORK, STATE OF NEW YORK.

           SECTION 2.05. NO OTHER CHANGE/HEADINGS. All other terms and conditions of the Agreement shall remain unchanged. The descriptive headings contained in this Amendment No. 3 are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment No. 3.

           SECTION 2.06. COUNTERPARTS. This Amendment No. 3 may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

           IN WITNESS WHEREOF, SFX, Acquisition Sub and MMR have caused this Amendment No. 3 to be executed as of the date first written above by their respective officers thereunto duly authorized.

                              SFX BROADCASTING, INC.


                              By /s/ Robert F.X. Sillerman
                                 ---------------------------------------------
                                 Robert F.X. Sillerman, Chief Executive Officer

                               SFX MERGER COMPANY


                              By /s/ Robert F.X. Sillerman
                                ------------------------------------------------
                                  Robert F.X. Sillerman, President

                              MULTI-MARKET RADIO, INC.


                              By /s/ Michael G. Ferrel
                                 -----------------------------------------------
                                Michael G. Ferrel, Chief Executive Officer



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